                                                                   EXHIBIT 10.13




                             DEVELOPMENT AGREEMENT
                                     (AAI)


         This Agreement is made and entered into as of the 4th day of April, 1995, by and between Applied Analytical Industries, Inc. (hereinafter, "AAI"), a Delaware corporation, having its principal place of business at 1206 North 23rd Street, Wilmington, North Carolina, 28405, and Aesgen, Inc. (hereinafter, the "Company"), a Delaware corporation having its principal place of business at 5051 New Centre Drive, Wilmington, North Carolina 28403.


                              W I T N E S S E T H

         WHEREAS, the Company has requested AAI to assist it in the development of certain pharmaceutical products by providing pharmaceutical services; and

         WHEREAS, AAI has agreed to assist the Company in the development of said pharmaceutical products by providing requested pharmaceutical services.

         NOW THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

         DEFINED TERMS. As used in this Development Agreement (hereinafter "Agreement"), the following terms shall have the meanings described below:

         1.1 "AAI INVENTIONS" shall mean any and all new and useful compositions of matter, articles of manufacture, processes, methods of manufacture, methods of analysis or methods of use pertaining to ACTIVE INGREDIENTS or NEW PRODUCTS, or methods of manufacture or use of any thereof, which directly relate to or are based on AAI TECHNICAL INFORMATION and which are conceived and/or first reduced to practice during the conduct of the DEVELOPMENT SERVICES pursuant to this Agreement by AAI.

         1.2 "AAI TECHNICAL INFORMATION" shall mean all of the intellectual property rights developed, owned or possessed by AAI and related to any NEW

DEVELOPMENT AGREEMENT
Page 2 of 26


PRODUCT, including, without limitation, the information, technology, trade secrets, copyrights, patents, commercial and technical know how, methods of synthesis, methods of analysis, manufacturing processes, designs, data, specifications and any discoveries and inventions whether patentable or not, utilized in making, formulating, compounding, mixing, processing, testing, controlling, developing, improving, modifying, preserving, storing, finishing, packaging, using or selling each NEW PRODUCT, but excepting NEW PRODUCT SUBMISSION PACKAGES, COMPANY TECHNICAL INFORMATION and COMPANY INVENTIONS.

         1.3 "ACT" shall mean the Federal Food Drug and Cosmetic Act, as amended.

         1.4 "ACTIVE INGREDIENTS" shall mean one or more ingredients contained in a NEW PRODUCT which provide an intended pharmacologic or therapeutic effect.

         1.5 "ANDA" shall mean an Abbreviated New Drug Application as provided for in Section 505(j) of the ACT and as set forth in 21 CFR Part 314, as amended.

         1.6 "ANNUAL BUDGET" shall mean a budget prepared by AAI and the Company which establishes the Company's estimated monthly requirements of DEVELOPMENT SERVICES and related expenses for the upcoming calendar year. The ANNUAL BUDGET shall be submitted on or prior to December 31, of each calendar year and shall be attached hereto and incorporated herein as part of EXHIBIT "A." The initial ANNUAL BUDGET for the period ending December 31, 1995, which has been approved by the parties hereto, is attached as Exhibit "A".

         1.7 "BIOEQUIVALENCE" shall mean the absence of a significant difference in the rate and extent to which the active ingredient or active moiety in PHARMACEUTICAL EQUIVALENTS or PHARMACEUTICAL ALTERNATIVES becomes available at the site of drug action when administered at the same molar dose under similar conditions; or, in the case of PHARMACEUTICAL EQUIVALENTS or PHARMACEUTICAL ALTERNATIVES with an intentionally different rate (e.g., certain controlled release dosage forms) that is not essential to the attainment of effective body drug concentrations on chronic use and is considered medically insignificant for the drug, the absence of a significant difference in the extent to which the active ingredient or moiety from each product becomes available at the site of drug action, as more fully set forth and described in 21 CFR Part 320, as amended.

         1.8 "CLINICAL STUDIES" shall mean bioequivalence studies and/or pilot studies designed to provide clinical information to assist in the development of clinical bioequivalence protocols and bioanalytical methods as more fully described in each SERVICE ESTIMATE.

DEVELOPMENT AGREEMENT
Page 3 of 26



         1.9 "CLINICAL SUPPLIES" shall mean NEW PRODUCTS, ACTIVE INGREDIENTS, COMPARATIVE INGREDIENTS, or PLACEBOS prepared for administration to patients in CLINICAL STUDIES or use in cGMP stability studies furnished by the Company directly, or manufactured, acquired or segregated by AAI for the account of the Company as herein provided.

         1.10 "COMMERCIALIZE" shall mean the commercial exploitation of a NEW PRODUCT through (i) manufacturing and selling the NEW PRODUCT (ii) licensing some or all the commercial rights to the NEW PRODUCT to third parties, (iii) entering into a joint venture, partnership or other business combination regarding the manufacture and/or marketing of a NEW PRODUCT, or
(iv) some other arrangement to produce revenue from a NEW PRODUCT.

         1.11 "COMPANY INVENTIONS" shall mean any and all new and useful compositions of matter, articles of manufacture, processes, methods of manufacture, methods of analysis or methods of use pertaining to ACTIVE INGREDIENTS or NEW PRODUCTS, or methods of manufacture or use of any thereof, which directly relate to or are based on COMPANY TECHNICAL INFORMATION and which are conceived and/or first reduced to practice during the conduct of the DEVELOPMENT SERVICES pursuant to this Agreement by AAI.

         1.12 "COMPANY TECHNICAL INFORMATION" shall mean that portion of the intellectual property rights developed, owned or possessed by the Company that are disclosed to AAI by the Company and related to any NEW PRODUCT, including, without limitation, the information, technology, trade secrets, copyrights, patents, commercial and technical know how, methods of synthesis, methods of analysis, manufacturing processes, designs, data, specifications and any discoveries and inventions whether patentable or not, utilized in making, formulating, compounding, mixing, processing, testing, controlling, developing, improving, modifying, preserving, storing, finishing, packaging, using or selling each NEW PRODUCT, but excepting AAI TECHNICAL INFORMATION and AAI INVENTIONS.

         1.13 "COMPARATIVE INGREDIENTS" shall mean either ACTIVE INGREDIENTS or pharmaceutical products containing ACTIVE INGREDIENTS which are intended to be compared to one or more NEW PRODUCTS.

         1.14 "CURRENT GOOD MANUFACTURING PRACTICES" or "cGMP" shall mean those current good manufacturing practice regulations established in 21 CFR Parts 210 and 211, as amended.

DEVELOPMENT AGREEMENT
Page 4 of 26


         1.15 "DEVELOPMENT SERVICES" shall mean those formulation development, clinical production, pharmaceutical testing, regulatory, consulting and project management services which AAI may provide to the Company upon request under the terms and conditions of this Agreement.

         1.16    "FDA" shall mean the United States Food and Drug
           Administration.

         1.17 "FDA APPROVAL" shall mean a marketing approval for commercial distribution of a NEW PRODUCT in the United States pursuant to Section 505 of the ACT, as amended.

         1.18 "INITIAL PRODUCTS" shall mean the NEW PRODUCTS which the Company and AAI have initially agreed to develop for and on behalf of the Company pursuant to the terms and conditions of this Agreement and which are set forth on Schedule 1 attached hereto and incorporated herein.

         1.19 "MANUFACTURING MATERIALS" shall mean all ACTIVE INGREDIENTS, COMPARATIVE INGREDIENTS and PLACEBOS in bulk or semi-finished state, inactive materials, ingredients, excipient, capsules, etc., and all packaging and labeling components and materials furnished by the Company directly, or manufactured, acquired or segregated by AAI for the account of the Company as herein provided, for use in the preparation of CLINICAL SUPPLIES.

         1.20 "NEW PRODUCT" or collectively "NEW PRODUCTS" shall mean any one or more pharmaceutical products as AAI and the Company may mutually agree upon in writing from time to time, to be developed by AAI pursuant to the terms and conditions of this Agreement for and on behalf of the Company, including the INITIAL PRODUCTS. NEW PRODUCTS shall be set forth on Schedule 1 attached hereto and incorporated herein as amended.

         1.21 "NEW PRODUCT SUBMISSION PACKAGE" or collectively "NEW PRODUCT SUBMISSION PACKAGES" shall mean those documents relating to a NEW PRODUCT, produced or prepared by AAI in the performance of DEVELOPMENT SERVICES, including written or otherwise recorded records, reports, test results, data, batch records, regulatory applications and filings.

         1.22 "PHARMACEUTICAL ALTERNATIVE" shall mean a product that, in comparison to a lawfully marketed product, contains the identical therapeutic moiety, or its precursor, but not necessarily in the same amount or dosage form or as the same salt or ester, and that individually meets either the identical or its own respective compendial or other applicable standard of identity, strength, quality, and

DEVELOPMENT AGREEMENT
Page 5 of 26


purity, including potency and, where applicable, content uniformity, disintegration times and/or dissolution rates.

         1.23 "PHARMACEUTICAL EQUIVALENT" shall mean a product that, in comparison to a lawfully marketed product, contains identical amounts of the identical active drug ingredient, i.e., the same salt or ester of the same therapeutic moiety, in identical dosage forms, but not necessarily containing the same inactive ingredients, and that meets the identical compendial or other applicable standard of identity, strength, quality, and purity, including potency and, where applicable, content uniformity, disintegration times and/or dissolution rates.

         1.24 "PLACEBOS" shall mean one or more compositions in dosage form having no predicted therapeutic or prophylactic effect.

         1.25 "SERVICE ESTIMATE" shall mean a written agreement between the Company and AAI covering the scope and total estimated cost of DEVELOPMENT SERVICES to be performed on an individual NEW PRODUCT. Each SERVICE ESTIMATE will be appended to and made part of this Agreement.

         1.26 "THERAPEUTICALLY EQUIVALENT" shall mean a pharmaceutically equivalent product meeting the necessary requirements set forth by the FDA to qualify as therapeutically equivalent to a marketed comparison product as published in the current issue of the FDA Approved Products with Therapeutic Equivalence Evaluations or equivalent publication.


                                   ARTICLE II

                              DEVELOPMENT SERVICES

         Section 2.0 DEVELOPMENT SERVICES. AAI agrees to utilize best commercially reasonable efforts, consistent with sound scientific principles, in providing DEVELOPMENT SERVICES for and on behalf of the Company to develop and obtain regulatory approval for NEW PRODUCTS within the United States. DEVELOPMENT SERVICES for each NEW PRODUCT will be performed in a commercially reasonable manner pursuant to a SERVICE ESTIMATE and all DEVELOPMENT SERVICES shall be performed in accordance with applicable CURRENT GOOD MANUFACTURING PRACTICES and other agreed upon specifications, terms and conditions as set forth in each SERVICE ESTIMATE. AAI shall notify the Company in advance of any anticipated material changes in the scope of services provided under a SERVICE ESTIMATE. The Company shall have the right to accept

DEVELOPMENT AGREEMENT
Page 6 of 26


or reject any such proposed deviations from the then current SERVICE ESTIMATE. No material change of the scope of services provided under a SERVICE ESTIMATE and associated change in the estimated cost thereof shall be implemented before AAI has received from the Company written agreement to such change and to any resulting change in the ANNUAL BUDGET. Similarly, the Company shall notify AAI of any anticipated material changes in the scope of the DEVELOPMENT SERVICES under a SERVICE ESTIMATE it desires to effect. The material change will only be effected upon the mutual written agreement of the parties which shall constitute an amendment to the SERVICE ESTIMATE's scope of work and estimated cost. Subject to the foregoing, the Company reserves the right to alter the DEVELOPMENT SERVICES being conducted under any SERVICE ESTIMATE subject to its agreement to the resulting change in estimated cost. AAI shall provide the Company with progress reports with regard to its DEVELOPMENT SERVICES at such times and in such manner as the Company may reasonably request. AAI shall promptly advise the Company in writing at any time that it determines that the estimated costs of performing services under a SERVICE ESTIMATE will exceed by 20% or more the costs set forth in such SERVICE ESTIMATE.

         The parties may mutually agree to develop pharmaceutical products in addition to the INITIAL PRODUCTS, in which case, the parties shall amend
Schedule 1 of this Agreement accordingly.

         During the term of this Agreement, AAI shall not develop, for its own account or for any person or entity (other than the Company), any formulation of a product intended to be THERAPEUTICALLY EQUIVALENT to the reference product of a NEW PRODUCT; provided, however, that the foregoing restriction shall not apply: (i) with respect to a NEW PRODUCT, if the Company has terminated the development of such NEW PRODUCT hereunder pursuant to Section 7.2 hereof, (ii) in any country at any time one and one-half years after the first commercial sale of such NEW PRODUCT in such country if the applicable government authority has approved ANDA's (or similar documents applicable in such country) for two or more products in addition to the NEW PRODUCT THERAPEUTICALLY EQUIVALENT to the reference product of such NEW PRODUCT, (iii) with respect to services performed by AAI pursuant to an agreement entered into by AAI prior to the execution of the written agreement by AAI and the Company identifying such NEW PRODUCT as contemplated by Section 1.20 or (iv) with respect to any NEW PRODUCT that the Company shall have retained any other firm to perform the services contemplated hereby pursuant to Section 2.8. Subject to the foregoing sentence and Articles III and VIII herein, the parties hereto acknowledge that AAI is not restricted hereby from performing non-formulation services for its own account or for third parties with respect to pharmaceutical products. The parties further acknowledge that AAI may also provide services

DEVELOPMENT AGREEMENT
Page 7 of 26


(including formulation services) similar to those contemplated herein for other parties or for its own account with respect to pharmaceutical products other than products that are intended to be THERAPEUTICALLY EQUIVALENT to the reference product of any of the NEW PRODUCTS. In providing DEVELOPMENT SERVICES herein, AAI may, but shall not be obligated to, consider appropriate third-party technologies for use in one or more NEW PRODUCT, and AAI shall promptly advise the Company on each occasion of its consideration of using such technologies and the anticipated costs and benefits of the use of such technologies. AAI shall not acquire or license such third-party technology for use in a NEW PRODUCT unless AAI and the Company mutually agree to the terms and conditions of such acquisition or license, including AAI's reimbursement for any AAI cost associated with the same.

         Section 2.1 DEVELOPMENT ACTIVITIES. As requested by the Company, AAI will provide DEVELOPMENT SERVICES for each NEW PRODUCT including, but not limited to, (i) drug substance and raw material characterizations; (ii) formulation development; (iii) analytical method development and validation;
(iv) sourcing and auditing raw material suppliers; (v) establishing raw material, finished product and packaging specifications; (vi) producing laboratory scale development batches; and (vii) finished dosage form characterizations and stability studies. Data generated from development activities will be collected and presented in a format suitable for support of a NEW PRODUCT ANDA.

         Section 2.2 CLINICAL PRODUCTION. As requested by the Company and subject to AAI's existing production capability and capacity, AAI shall produce quantities of a NEW PRODUCT as mutually agreed upon for use in CLINICAL STUDIES. Clinical production services shall be provided in accordance with CURRENT GOOD MANUFACTURING PRACTICES and shall include developing manufacturing procedures, batch records, packaging and labeling instructions, release specifications, and quality assurance procedures.

                 (a) INFORMATION. As requested by the Company, AAI shall submit relevant production records to the Company, including the product formulation, master batch record, specifications, analytical results and related supporting documentation.

                 (b) MANUFACTURING MATERIALS. AAI shall acquire MANUFACTURING MATERIALS identified by the Company required for the preparation of CLINICAL SUPPLIES. AAI's obligation to obtain said MANUFACTURING MATERIALS or CLINICAL SUPPLIES on behalf of the Company is subject to market availability.

DEVELOPMENT AGREEMENT
Page 8 of 26


                 (c) VENDOR AUDITS. As requested by the Company, AAI will, at the Company's expense, conduct MANUFACTURING MATERIALS vendor audits.

                 (d) CONTROL SAMPLES. AAI shall retain control samples for lots of CLINICAL SUPPLIES which it has produced for appropriate inspection by the Company or the FDA.

                 (e) DISPOSAL OF MANUFACTURING MATERIALS AND CLINICAL SUPPLIES. AAI shall safely dispose of, and the Company shall pay the cost for the safe disposal of, any MANUFACTURING MATERIALS or CLINICAL SUPPLIES requiring disposal according to all applicable federal, state and local laws and regulations.

                 (f) MANUFACTURING SITE. As requested by the Company, AAI shall, at the Company's expense, assist the Company in qualifying manufacturing sites for production.

         Section 2.3 CLINICAL STUDIES. The Company shall select suitable clinical research organizations ("CRO") to conduct appropriate CLINICAL STUDIES; it being understood at this time that the Company has retained Minservco, Inc. to perform such CLINICAL STUDIES. AAI shall assist with coordinating material requirements of the CLINICAL STUDIES, including CLINICAL SUPPLIES, with the CRO.

         Section 2.4 REGULATORY SERVICES. AAI shall (i) respond to regulatory questions related to services performed by AAI; (ii) attend meetings with appropriate regulatory agencies, if necessary, to facilitate FDA APPROVAL of the NEW PRODUCT ANDA; and, (iii) upon successful conclusion of the CLINICAL STUDIES demonstrating a NEW PRODUCT's BIOEQUIVALENCE, prepare an ANDA for such NEW PRODUCT. Subject to Section 8.1, AAI will provide necessary authorization letters to government agencies granting the Company the right to reference appropriate AAI Drug Master Files. At least five (5) business days prior to the intended submission to the FDA by AAI of any substantive correspondence, documentation or other information ("Communications") regarding the NEW PRODUCTS or the ANDAs with respect thereto, AAI shall submit copies of such Communications to the Company for review and inform the Company of the intended date of submission of the same to the FDA. Prior to such date, the Company shall have the right to comment on such Communications and to suggest reasonable changes thereto, and the parties shall negotiate in good faith with respect to the inclusion in the Communications of any such requested changes. Anything herein to the contrary notwithstanding, AAI shall not submit any Communications to the FDA regarding the NEW PRODUCTS or the ANDA's with respect thereto without the prior written approval of the Company,

DEVELOPMENT AGREEMENT
Page 9 of 26


except such Communications (i) as are required by applicable regulatory requirements, (ii) which relate solely to AAI, or (iii) which are routine nonsubstantive communications with the FDA. Within three (3) business days of receipt from the FDA or submission to the FDA of any Communications relating to the NEW PRODUCTS or the ANDA's, AAI shall provide copies of the same to the Company.

         Section 2.5 PROJECT MANAGEMENT. Both parties recognize that providing DEVELOPMENT SERVICES will require AAI project management services including (i) project oversight through a multidisciplinary management team responsible for evaluating and approving development protocols prior to implementation and (ii) individual project coordination through project teams. Each such project shall be assigned an AAI team leader who will maintain overall responsibility for coordination of the project. The AAI team leaders will coordinate their efforts with the project manager appointed by the Company. Anything herein to the contrary notwithstanding, the Company shall have ultimate responsibility and authority over the design and development of any NEW PRODUCTS.

         Section 2.6 AUDIT RIGHTS. The Company shall have the right to audit all services performed by AAI on the Company's behalf, including, but not limited to, (i) the right to review all medical standards, medical practices and medical ethics as they relate to the performance of the DEVELOPMENT SERVICES; and (ii) the right to examine and assess compliance with timelines and cost estimates set forth in each SERVICE ESTIMATE. Such an audit will be conducted according to reasonable notice and at a reasonable time specified by AAI.

         Section 2.7 INSPECTIONS. Both parties recognize that the FDA may request AAI, or other persons or entities engaged by or working under the directions of AAI, to produce records, data and materials relating to NEW PRODUCTS and CLINICAL SUPPLIES as the result of ANDA submissions or as the subject of FDA inspections. In such instances, AAI shall notify the Company of such requests, and the Company shall have the right, to the extent practicable, to send a representative immediately to participate in the compilation of such records, data and materials as well as be present during FDA inspections in so far as the subject matter of the inspections relates to the MANUFACTURING MATERIALS, NEW PRODUCTS or CLINICAL SUPPLIES, or any of the DEVELOPMENT SERVICES to be provided hereunder.

         Section 2.8 EXCLUSIVITY; RIGHT OF FIRST REFUSAL. AAI shall be the Company's exclusive provider of DEVELOPMENT SERVICES for the INITIAL PRODUCTS during the term of this Agreement; provided, however, that in the event that the board of directors of the Company, prior to the execution of a SERVICE ESTIMATE for a NEW PRODUCT, determines in good faith following reasonable

DEVELOPMENT AGREEMENT
Page 10 of 26


investigation that the expense to the Company for services provided or to be provided by AAI hereunder with respect to such NEW PRODUCT have or would significantly exceed the price of reasonably comparable services available from a reasonably comparable firm, the Company may retain any such other firm to perform the services contemplated hereunder with respect to such NEW PRODUCT. Except as permitted by the proviso of the foregoing sentence, the Company shall not contract with any third party to obtain services to develop any product that the Company wishes to design or develop, unless the Company shall have first negotiated on an exclusive basis with AAI for a period of not less than sixty (60) days as to a good faith proposal for the performance by AAI of DEVELOPMENT SERVICES on terms and conditions substantially identical to those to be provided hereunder.

         Section 2.9 PRIOR SERVICES. Prior to the execution of this Agreement, AAI has performed DEVELOPMENT SERVICES with respect to certain of the INITIAL PRODUCTS at the Company's request. AAI hereby transfers and assigns to the Company all such intellectual property rights as the Company would have obtained pursuant to this Agreement if all such services had been performed hereunder. The parties agree that they shall execute such further agreements, documents and instruments necessary to effect such transfer. In addition, the Company shall promptly pay to AAI an amount equal to the amount that would be chargeable by AAI hereunder if such services had been performed pursuant to the terms hereof, except that the hourly rates for services performed prior to March 1, 1995 shall be chargeable at the rates originally agreed upon by AAI and the Company as set forth in Schedule 2.9 attached hereto.


                                  ARTICLE III

                             OWNERSHIP AND LICENSES

         SECTION 3.1 COMPANY RIGHTS. The Company shall have the sole and exclusive worldwide right, title and interest in and to the NEW PRODUCT SUBMISSION PACKAGES, MANUFACTURING MATERIALS, CLINICAL SUPPLIES and all other physical materials and specimens produced for or acquired by AAI on behalf of the Company. The Company shall retain all rights, title and interest to COMPANY TECHNICAL INFORMATION and COMPANY INVENTIONS and shall have the exclusive right to use, sell and otherwise COMMERCIALIZE the COMPANY TECHNICAL INFORMATION and COMPANY INVENTIONS for any and all purposes. AAI grants to the Company an irrevocable, perpetual, royalty-free, nonexclusive, worldwide license, with the right to sublicense, in and to the AAI TECHNICAL INFORMATION and AAI INVENTIONS to the extent necessary to test, make, have made, use, sell, and

DEVELOPMENT AGREEMENT
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otherwise COMMERCIALIZE the NEW PRODUCTS.  The COMPANY shall not have title or any ownership right or interest in AAI TECHNICAL INFORMATION or AAI INVENTIONS, and shall not utilize AAI TECHNICAL INFORMATION or AAI INVENTIONS except to test, make, have made, use and sell the NEW PRODUCTS pursuant to the license granted in this Section 3.1.

         SECTION 3.2 AAI RIGHTS. AAI shall retain all rights, title and interest in and to AAI TECHNICAL INFORMATION and AAI INVENTIONS and shall retain the sole and exclusive right to use, sell and otherwise COMMERCIALIZE the AAI TECHNICAL INFORMATION and AAI INVENTIONS except as expressly provided for in Section 3.1 above. AAI shall have no license, right or interest whatsoever in or to any NEW PRODUCT SUBMISSION PACKAGES, COMPANY TECHNICAL INFORMATION or COMPANY INVENTIONS, except to the extent necessary for AAI to provide DEVELOPMENT SERVICES hereunder for and on behalf of the COMPANY. Notwithstanding the foregoing, the parties recognize that AAI shall have the right to independently develop, without reference to any NEW PRODUCT SUBMISSION PACKAGE, COMPANY TECHNICAL INFORMATION or COMPANY INVENTIONS, documents which are substantially similar to the documents within a NEW PRODUCT SUBMISSION PACKAGE for its own account or on behalf of third parties.

         The Company shall have full responsibility and authority for the COMMERCIALIZATION of any NEW PRODUCT to or with third parties, and this Agreement shall not create in the Company any continuing obligation to promote, market, sell, license or otherwise exploit any NEW PRODUCT. AAI shall not promote, market, sell or otherwise seek to COMMERCIALIZE any NEW PRODUCT. Nothing in this Agreement shall restrict AAI from developing competing technologies or products for its own account or for and on behalf of third parties, subject to the ownership and confidentiality provisions set forth in this Article III and Article VIII, respectively, and the restriction on the formulation of certain products that may compete with the NEW PRODUCTS as set forth in Section 2.0.

         Neither party may publicly use any trademark, servicemark, trade name or logo (or any adaptation thereof) of the other party or any affiliate, employee or agent thereof, without prior written consent of such other party which consent may be withheld by such other party in its sole and absolute discretion. The foregoing notwithstanding, it is understood and agreed that reports resulting from services provided hereunder may identify AAI as the source of the reports.

         Section 3.3 NEW PRODUCT SUBMISSION PACKAGE CONFIDENTIALITY. Each NEW PRODUCT SUBMISSION PACKAGE will be subject to the confidentiality obligations of Article VIII herein.

DEVELOPMENT AGREEMENT
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                                   ARTICLE IV

                      SERVICES PERFORMED BY THIRD PARTIES

         The parties hereto recognize that AAI may have to subcontract with third party contractors for the performance of certain services agreed upon hereunder. AAI shall be permitted to do so provided AAI gives the Company prior written notice of its intention to do so and the Company approves such subcontractors and the fees and compensations to be paid to them. The Company shall not unreasonably withhold or delay its approval.

         Section 4.1 SUBCONTRACTOR CONFIDENTIALITY. Subcontractors shall be hired on an independent contractor basis and shall be bound to maintain all information, methodologies and technologies relating to the Company's projects as confidential. AAI will procure confidentiality agreements from subcontractors protecting the Company's proprietary and confidential information prior to disclosure of such information and providing that services performed thereunder are performed as a "work-for-hire" and that all data, information, discoveries and inventions, whether patentable or not, and related documentation generated by the subcontractors for and on behalf of AAI shall be the exclusive property of AAI, or the Company where COMPANY TECHNICAL INFORMATION is involved, subject to the license in AAI INVENTIONS and AAI TECHNICAL INFORMATION granted by AAI to the Company pursuant to Article III hereof.

         Section 4.2 MONITORING SUBCONTRACTORS. AAI shall monitor subcontractors during the course of performance of contracted work and shall incorporate the results of those services into its development efforts and regulatory submissions as appropriate.


                                   ARTICLE V

                         PUAYMENT FOR SERVICES RENDERED

         Section 5.1 FEES AND EXPENSES. The Company shall pay for services rendered and related expenses hereunder according to the following terms and conditions:

                 (a) SERVICE CHARGES. AAI shall charge the Company for DEVELOPMENT SERVICES rendered according to an annual schedule of hourly

DEVELOPMENT AGREEMENT
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         rates.  At the commencement of this Agreement, the following schedule of hourly rates are in effect:

                 Position                                       Hourly Rate
                 --------                                       -----------
                 Senior Formulator  . . . . . . . . . . . . . . .   $165
                 Senior Chemist . . . . . . . . . . . . . . . . .   $150
                 Chemist  . . . . . . . . . . . . . . . . . . . .   $125
                 Regulatory Affairs Support . . . . . . . . . . .   $150
                 FDL Technician . . . . . . . . . . . . . . . . .   $125
                 Management and Project Team Meetings . . . . . .   $500

         Beginning December 1995 and in each subsequent December during the term of this Agreement, the parties will review the schedule of rates then in effect pursuant to this Agreement and negotiate in good faith any prospective adjustment to the rates to be charged hereunder; provided, however, that during the annual periods ending December 31, 1997 and thereafter, the percentage increase in the hourly rates to be charged hereunder in any year from the hourly rates in effect for the immediately preceding year shall not exceed the greater of (i) the percentage increase between the same periods in the all-cities Consumer Price Index as published by the United States Bureau of Labor Statistics, or (ii) the percentage increase between the same periods in AAI's wage and employee benefit expenses for its employees performing services at the hourly rates set forth above. AAI shall furnish the Company such information as the Company may reasonably request to support any increase under the preceding clause (ii).

         The parties recognize that certain routine technical functions are charged according to standard fractional hourly units (e.g., 0.2 hours) for administrative convenience.

                 (b) TRAVEL AND OUT-OF-POCKET EXPENSES. AAI anticipates that certain travel and out-of-pocket expenses will be incurred during the performance of its duties hereunder. The Company agrees to pay for ordinary and necessary travel and other incidental expenses incurred in providing DEVELOPMENT SERVICES provided however that AAI shall not incur any such individual expense greater then Five Thousand Dollars ($5,000) without the Company's prior approval which shall not unreasonably be withheld.

DEVELOPMENT AGREEMENT
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                 (c)      FACILITIES CHARGES.  The Company agrees to pay
         standard flat rate daily fees for utilization of production and storage facilities temporarily dedicated exclusively to the development of NEW PRODUCTS hereunder.

                 (d) MATERIALS AND HANDLING CHARGES. The Company agrees to pay a fifteen percent (15%) handling fee for all MANUFACTURING MATERIALS or supplies acquired, pursuant to Section 2.2(b) of this Agreement, for or on behalf of the Company by AAI.

                 (e) SUBCONTRACTORS. The Company agrees to pay AAI for approved subcontracted services at cost and the supervision, auditing, and coordination of such subcontractors at the hourly rates set forth in Section 5.1(a).

                 (f) RATES AND CHARGES. AAI represents, warrants and covenants that the hourly rates, facilities charges and material handling charges to be charged to the Company for services hereunder, as the same shall change from time to time, shall be reasonably within the range of rates normally charged to AAI's customers for whom AAI provides services comparable to those to be provided to the Company hereunder.

                 (g)      ACQUISITION OR LICENSE OF THIRD PARTY TECHNOLOGY.
         The Company agrees to pay any costs (including royalty obligations) AAI may sustain based on the acquisition or licensing of any third-party technology related to the DEVELOPMENT SERVICES as mutually agreed to pursuant to Article II hereof.

         Section 5.2 ANNUAL BUDGET. Prior to January 1 of each calendar year during the term of this Agreement, AAI agrees to use reasonable and diligent efforts to prepare, and submit to the Company for review and approval, an ANNUAL BUDGET establishing in reasonable detail the Company's estimated monthly requirements of DEVELOPMENT SERVICES for the upcoming calendar year based on approved SERVICE ESTIMATES. Upon approval by the Company, the ANNUAL BUDGET will be attached hereto and incorporated herein as EXHIBIT "A." AAI shall provide notice to the Company of any significant variance from the current ANNUAL BUDGET.

                 (a) MONTHLY PAYMENT. On or before the first day of each month, AAI shall invoice the Company for budgeted service fees and expenses for that month as established in the then current approved ANNUAL BUDGET. The invoiced amount will be due thirty days after receipt. AAI shall apply these funds against amounts due and payable to AAI by the Company under the

DEVELOPMENT AGREEMENT
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         terms and conditions of this Agreement.  AAI shall maintain accurate accounting records of the Company's monthly payments and deductions therefrom for services rendered and expenses incurred.

                 (b) RECONCILIATION OF MONTHLY PAYMENTS AND CHARGES. Monthly payments shall be reconciled against AAI's cumulative service fees and expenses semi-annually on each July 15 and January 15 during the term for the preceding months of this Agreement. In the event a reconciliation results in a credit or debit balance to the Company's account, it shall be handled as follows:

                          (i) Credit Balances. In the event the Company's cumulative monthly payment to AAI exceeds the cumulative service fees and expenses accrued through the date of reconciliation, AAI shall issue a credit to the Company in the amount of the overpayment which shall be applied to the Company's succeeding monthly payment obligations pursuant to the ANNUAL BUDGET until such credit is exhausted. In the event that there are no remaining monthly payment obligations to be performed by the Company, AAI shall pay the Company the credit balance immediately upon demand by the Company.

                          (ii) Debit Balances. In the event the Company's cumulative monthly payments to AAI are less than the cumulative service fees and expenses accrued through the date of reconciliation, the Company shall pay AAI the debit balance within thirty (30) days of the Company's receipt of an invoice for such underpayment amount.

                          (iii) Should any part of the reconciliation be in dispute, the Company and AAI, as the case may be, covenants to pay or credit the undisputed amount according to the terms and conditions described herein while said dispute is being resolved.

         Section 5.3 AUDIT RIGHTS. The Company shall have the right, upon reasonable notice and at its own expense, during AAI's performance of DEVELOPMENT SERVICES, and for a period of three (3) years thereafter, to conduct an audit of services fees and expenses charged to the Company for such services. The audit shall be conducted by a certified public accountant selected by the Company. AAI shall keep a complete and accurate account of expenses charged to the Company and shall allow the examination of such records by the selected accountant during regular business hours. Such audits shall be performed no more frequently than annually.

DEVELOPMENT AGREEMENT
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                                   ARTICLE VI

                         LIABILITY AND INDEMNIFICATION

         Section 6.1 LIABILITY OF AAI FOR DEVELOPMENT SERVICES. The parties agree that AAI's liability to the Company for claims arising from or relating to the DEVELOPMENT SERVICES with respect to each single NEW PRODUCT dosage form under this Agreement shall be limited to the amount of compensation which AAI has received from the Company for DEVELOPMENT SERVICES rendered hereunder relating to that particular NEW PRODUCT dosage form. AAI shall not be liable to the Company for injuries sustained by third parties; special, indirect or consequential damages; or any cost associated with a NEW PRODUCT's recall. Any test results, reports or analysis provided by AAI shall only be for consideration and use by the Company in the design and development of the NEW PRODUCTS, and AAI shall not be responsible for the adoption, use, implementation or results of such test results, reports or analysis.

         Section 6.2 INDEMNIFICATION OF AAI. The Company shall indemnify and hold harmless AAI, its directors, officers, shareholders, agents, employees and affiliates from any loss, expense and liability, including reasonable attorney's fees arising from or in connection with the use or application by the Company or any third party of any formulas, test results, analysis or other information furnished by AAI hereunder or with the distribution or sale of any NEW PRODUCT or CLINICAL SUPPLIES developed under this Agreement; provided, however, that the Company shall not be obligated to provide such indemnification if, when and to the extent that it is finally judicially determined that the loss, expense or liability results from the gross negligence or willful misconduct of AAI. Each person or entity seeking indemnification hereunder shall promptly notify the Company of any loss, expense or liability for which the Company may be liable hereunder and shall permit the Company a reasonable opportunity to cure any underlying problem to mitigate actual or potential damages, and to participate in, or assume the defense of, any third-party claim or action. In the event that the Company chooses to assume the defense of any third-party claim or action, the Company shall provide the indemnified persons with notice of the progress of such defense. The Company further agrees that it will not, without prior written consent of the indemnified persons, which consent shall not be unreasonably withheld or delayed, settle, compromise or consent to the entry of any judgment or award in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder. The rights of AAI hereunder shall be an addition to any other rights that AAI or any other indemnified

DEVELOPMENT AGREEMENT
Page 17 of 26


person may have, at law or otherwise, including, but not limited to, any right to contribution.

         Section 6.3 SURVIVAL. The covenants and obligations of indemnification set forth herein shall survive the expiration or termination of this Agreement.

         Section 6.4      INSURANCE.

                 (a) At AAI's written request prior to commencing CLINICAL STUDIES, the Company agrees that it will acquire and maintain clinical research insurance coverage reasonably satisfactory to AAI, but not less than $10,000,000 per occurrence, which indemnifies AAI for any and all liability arising out of defects in the design, marketing, promotion, sale, delivery, resale or use of any NEW PRODUCT.

                 (b) At AAI's written request prior to commencing COMMERCIALIZATION of a NEW PRODUCT, the Company agrees that it will acquire and maintain product liability insurance coverage reasonably satisfactory to AAI, but not less than $10,000,000 per occurrence, which indemnifies AAI for any and all liability arising out of defects in the design, marketing, promotion, sale, delivery, resale or use of any NEW PRODUCT.

                 (c) All policies of insurance obtained pursuant to Section 6.4(a)-(c) shall be primary and non- participating and shall name AAI and any affiliate identified by AAI as additional insureds thereunder. Additionally, all such policies shall include an endorsement waiving the insurance company's rights of subrogation against AAI and any affiliates identified by AAI. The policies of insurance required under this Section 6.4 shall be valid and enforceable policies issued by insurers of recognized responsibility. The Company shall deliver to AAI evidence of the insurance required by this Section 6.4 at AAI's request.

                 (d) AAI shall purchase and maintain at all times during the term of this Agreement key man life insurance on the life of Frederick
         D. Sancilio in a death benefit amount of not less than $1,000,000.
         AAI shall deliver to the Company evidence of such insurance at the Company's request.

DEVELOPMENT AGREEMENT
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                                  ARTICLE VII

                              TERM AND TERMINATION

         Section 7.1 TERM OF AGREEMENT. Unless sooner terminated in a manner herein provided, this Agreement shall continue for a period of eight (8) years.

         Section 7.2 TERMINATION. The rights and obligations of the Company and AAI under this Agreement can be terminated in accordance with
Section 7.1 or:

                 (a)      upon the written consent of both the Company and AAI;

                 (b) by either party, if the other applies for, consents to or acquiesces in the appointment of a trustee or a receiver for itself or its property, or in the absence of such application, consent or acquiescence, a trustee or receiver is appointed for the other party or for the property of the other party or if any bankruptcy, reorganization or other proceeding under any bankruptcy or insolvency law is instituted by or against the other party;

                 (c) by either party, upon the failure of the other to comply with any of the material provisions of this Agreement provided, however, no such right of termination shall be available under this
         Section 7.2(c) unless the aggrieved party has first served upon the non-complying party written notice of such non-compliance and such non-compliance remains uncorrected for a period of sixty (60) days after receipt of such notice; or

                 (d) by AAI, upon AAI's determination in its reasonable judgment that its performance hereunder or any of its affiliates, whether considered alone or in combination with other activities and services provided by AAI or its affiliates, conflicts with or violates
         (i) any statute, rule, regulation or decree of any court, administrative agency or government body (including, without limitation, the National Institutes of Health) to which it may be subject, or (ii) ethical standards or principles applicable to the pharmaceutical industry.


In addition to the foregoing, the development of any NEW PRODUCT and any SERVICE ESTIMATE related thereto may be terminated by the Company at any time by written notice to AAI. Unless otherwise agreed by the parties hereto, at the date of the termination of this Agreement subject to Section 8.1 hereof, AAI shall deliver to the Company copies of, and transfer rights as contemplated hereby in, all written or otherwise recorded records, reports, test results, data, batch records, regulatory

DEVELOPMENT AGREEMENT
Page 19 of 26


applications and filings prepared by or on behalf of AAI with respect to all NEW PRODUCTS then in development under this Agreement, and, unless directed in writing by the Company to dispose of any of the following in accordance with the procedures set forth in Section 2.2(e) hereof, all specimens and samples of formulation prepared by or on behalf of AAI in the development of NEW PRODUCTS, all control samples for lots of Clinical Supplies, and all Manufacturing Materials, to the extent the foregoing is then in the possession or control of AAI. Upon termination by the Company of the development of any NEW PRODUCT and any SERVICE ESTIMATE related thereto, or upon termination of the Agreement by either party pursuant to this Article VII, the Company shall be obligated to pay the cost of all work completed and expenses incurred through the effective date of termination in accordance with this Agreement, including AAI's cost of all materials and services previously acquired or contracted for which AAI cannot readily utilize in other day-to-day operations, net of the proceeds of sale or salvage, and, subject to the foregoing, the parties agree to make appropriate adjustments to the ANNUAL BUDGET and to reduce the Company's monthly payment obligations thereunder. Except for termination by AAI pursuant to Section 7.2(b) or (c), the license granted by AAI pursuant to Section 3.1 shall survive the expiration or termination of this Agreement.


                                  ARTICLE VIII

                                CONFIDENTIALITY

         Section 8.1 NONDISCLOSURE. The following provided by one party to this Agreement (the "Disclosing Party") and received by the other party to this Agreement (the "Receiving Party") shall be deemed confidential:

                 (i) All confidential and proprietary business or technical documentation, materials, knowledge or other information directly or indirectly related to the Company or its business which is provided by the Company to AAI pursuant to this Agreement;

                 (ii) All AAI TECHNICAL INFORMATION, AAI INVENTIONS, COMPANY TECHNICAL INFORMATION, COMPANY INVENTIONS, NEW PRODUCT SUBMISSION PACKAGES, MANUFACTURING MATERIALS or CLINICAL SUPPLIES; and

                 (iii) Any other AAI or Company proprietary information or trade secrets of a party to this Agreement provided to the other party during the term of this Agreement.

DEVELOPMENT AGREEMENT
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         Such confidential information shall be safeguarded by the Receiving
Party, shall not be disclosed to third parties or used for any purpose other than as permitted herein and shall be made available only to the Receiving Party employees, subcontractors or consultants who have a need to know for the purposes specified under this Agreement. These obligations of confidentiality shall apply during the term of this Agreement, and shall survive the termination of this Agreement, but such obligations shall not apply to any information to the extent that such information:

                 (a) is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation under this Agreement;

                 (b) is disclosed to the Receiving Party by a third party who is not in default of any confidentiality obligation to the Disclosing Party; or

                 (c) is conceived by the Receiving Party independent of the DEVELOPMENT SERVICES being provided pursuant to this Agreement.

         Notwithstanding the restrictions on confidential information set forth above, either party may use or disclose confidential information to the extent that such confidential information:

                 (a) is submitted to governmental agencies to facilitate a NEW PRODUCT's FDA APPROVAL hereunder or to support the marketing of an approved NEW PRODUCT provided that reasonable measures shall be taken to assure confidential treatment of such information;

                 (b) is provided to third party subcontractors under appropriate terms and conditions including confidentiality provisions at least as stringent as those in this Agreement;

                 (c) is required to be disclosed in compliance with applicable laws or regulations in connection with the manufacture or sale of a NEW PRODUCT; provided that the Receiving Party provides the Disclosing Party with notice of intended disclosure as far in advance as possible under the circumstances; or

                 (d) is otherwise required to be disclosed in compliance with applicable laws, regulations or policies of the FDA or any other applicable governmental agency or authority or order by a court or other regulatory body having competent jurisdiction; provided that the Receiving Party provides the

DEVELOPMENT AGREEMENT
Page 21 of 26


         Disclosing Party with notice of intended disclosure as far in advance as possible under the circumstances.

Upon expiration or earlier termination of this Agreement and upon payment in full under Article V and Section 7.2 hereto, but subject to Articles III and IV hereof, the Receiving Party shall return to the Disclosing Party all records and any compositions, articles, devices, equipment and other items which disclose or embody all of the Disclosing Party's confidential information, including all copies or specimens thereof, whether prepared by the Receiving Party, any subcontractors or others, except for such records and other items which the Receiving Party or such third-parties, as the case may be, are required to retain in accordance with applicable law including FDA guidelines or information subject to FDA review. Notwithstanding the foregoing, the Receiving Party may retain copies of such records for archival purposes only. The Receiving Party agrees that the provisions of this Article VIII are necessary and reasonable to protect the Disclosing Party (or any other entity which succeeds, in whole or in part, to the Disclosing Party) in the conduct of its business. The Receiving Party acknowledges that damages at law may be an inadequate remedy for the breach of any of the covenants contained in this
Article VIII and, accordingly, in addition to any of the remedies which the Disclosing Party would otherwise be entitled, the Disclosing Party shall be entitled to seek injunctive relief for breach by the Receiving Party of any of the provisions contained herein.


                                   ARTICLE IX

                         REPRESENTATIONS AND WARRANTIES

         Section 9.1 MUTUAL REPRESENTATIONS AND WARRANTIES. Each of AAI and the Company represents and warrants to the other that:

                 (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation, with all requisite corporate power and authority to consummate the transactions contemplated hereunder;

                 (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action;

                 (c) this Agreement has been duly executed and delivered and constitutes a valid and legally binding agreement and obligation of such party, enforceable against it in accordance with the terms thereof;

DEVELOPMENT AGREEMENT
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                 (d)  the execution and delivery of this Agreement and the
         consummation of the transactions contemplated hereunder do not and will not conflict with or violate any provisions of law or the Certificate of Incorporation or By-laws of such party, and do not and will not conflict with or result in the breach of any condition or provision of, or constitute a default under, or result in the creation or imposition of any lien upon any of the property or assets of such party by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which it is a party, or which is, or purports to be, binding upon it, or which affects, or purports to affect, any of its properties or assets, and no action by any governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement valid and binding upon such party hereto in accordance with its terms; and

                 (e) it possesses all permits, licenses and other governmental approvals necessary to perform its obligations hereunder and will comply fully with the terms and conditions of all such permits, licenses and other approvals and with all federal, state and local statutes and regulations applicable to its facilities and the performance of its obligations hereunder.

         Section 9.2 ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF AAI. AAI further represents, warrants and covenants to the Company that (i) all DEVELOPMENT SERVICES shall be performed in accordance with all applicable federal, state and local laws, codes, ordinances, rules and regulations (including cGMP) and (ii) in its performance of DEVELOPMENT SERVICES and the preparation and delivery to the Company of any test results, reports, analysis or other work product, AAI shall not willfully infringe, misappropriate or otherwise willfully violate any patents, patent applications, trademarks, copyrights, trade secrets, know-how or other intellectual property rights of any third party recognized in any jurisdiction.

         Section 9.3 CONTINUING NATURE OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein shall be true and correct as of the date hereof and at all times during the term of this Agreement or any extensions or renewals thereof as though continuously made.

DEVELOPMENT AGREEMENT
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                                   ARTICLE X

                           CORRESPONDENCE AND NOTICE

         Until advised in writing to the contrary by the intended recipient, documentation, reports, communications, and notices hereunder shall be effective upon receipt and shall be addressed to:

         Aesgen:          Aesgen, Inc.
                          5051 New Centre Drive
                          Wilmington, NC  28403
                          (Attention:  President)

         AAI:             Applied Analytical Industries, Inc.
                          1206 North 23rd Street
                          Wilmington, NC 28405
                          (Attention:  General Counsel)


                                   ARTICLE XI

                                 GOVERNING LAW

         This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina.


                                  ARTICLE XII

                                 MISCELLANEOUS

         Section 12.1 LIMITATIONS OF RIGHTS. Except as expressly provided for in this Agreement, nothing contained herein shall be construed as conferring any license or other rights, by implication, estoppel or otherwise, under any patent (including design and utility patents) or patent applications, or any copyrights, trademarks, trade names or trade dress. This Agreement is made only to benefit the parties hereto, and no third party shall have any rights, interests or benefits hereunder.

         Section 12.2 WAIVER. The failure of either party hereto at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party hereto

DEVELOPMENT AGREEMENT
Page 24 of 26


of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

         Section 12.3 PAROL EVIDENCE. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof as of its date and supersedes all prior agreements, negotiations, representations and proposals, written and oral, relating to its subject matter.

         Section 12.4 SEVERABILITY. If a court or other tribunal of competent jurisdiction holds any term or provision, or portion thereof, of this Agreement to be invalid, void or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. It is the parties' intention that if a court or other tribunal holds any term or provision of this Agreement to be excessive in scope, such term or provision shall be adjusted rather than voided, if possible.

         Section 12.5 MODIFICATION. This Agreement may not be amended or modified except by written instrument signed by AAI and the Company.

         Section 12.6 COOPERATION. Each party will execute and deliver all such instruments and perform all such other acts as the other party may reasonably request to carry out the transactions contemplated by this Agreement.

         Section 12.7 FORCE MAJEURE. Neither AAI nor the Company shall be liable for delay or failure in the performance of the obligations contained in this Agreement caused solely by any one or more of the following: (a) acts of God, or public enemy or war (declared or undeclared); (b) acts of governmental or quasi-governmental authorities of the United States, or any political subdivision thereof, or of any department or agency thereof, or regulations or restrictions imposed by law or by court action, except as they may result from the unreasonable failure of AAI or the Company to perform as required hereunder; (c) acts of persons engaged in subversive activities or sabotage;
(d) fires, floods, explosions or other catastrophes; (e) strikes or similar labor disruptions; (f) epidemics or quarantines restrictions; (g) freight embargoes or interruption of transportation; (h) unusually severe weather; (i) delays of a supplier of either party due to any of the above causes or events; or (j) any other extraordinary causes, similar or dissimilar, beyond the reasonable control of the party concerned; and provided that due diligence is exercised to cure such cause and resume performance, and the time for performance by such party shall be extended by the period of any such delay.

DEVELOPMENT AGREEMENT
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         Section 12.8     BINDING EFFECT.  Subject to the restrictions on
transfers, assignments and encumbrances set forth herein, this Agreement shall inure to the benefit of and be binding upon the undersigned parties, their respective legal successors and assigns.

         Section 12.9 ASSIGNMENT. Neither party shall assign its rights under this Agreement without the prior written consent of the other party.

         Section 12.10 FURTHER ASSURANCES. Each of the parties hereto agrees to execute such instruments and take such further action, if any, as may be reasonably requested by the other party to assure such requesting party of the rights and benefits intended by this Agreement.

         Section 12.11 RELATIONSHIP. The relationship between the parties established by this Agreement is solely that of independent contractors. Neither party is in any way the legal representative, partner or agent of the other, nor is either party authorized or empowered to create or assume any obligation of any kind, implied or expressed, on behalf of the other party, without the prior written consent of the other.

         Section 12.12 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby, or the breach hereof or thereof, shall be settled by arbitration in Wilmington, North Carolina in accordance with the Rules of the American Arbitration Association by an Arbitrator appointed in accordance with the Rules. The Arbitrator shall follow the law governing this Agreement. Judgment upon the award may be entered by any court having jurisdiction.

         Section 12.13 OWNERSHIP OF OTHER ENTITIES. During the term of this Agreement, AAI shall not own or acquire an ownership interest in any entity principally engaged in the business of developing or manufacturing generic pharmaceutical products, other than ownership of shares of capital stock of GenerEst, Inc., a Delaware corporation, or of any entity that is not controlled by AAI. For the purposes hereof, an entity shall be deemed to be controlled by AAI if AAI has the power or authority to direct the management or policies of such entity, whether through voting control, the ability to designate the directors or general partners or persons exercising similar managerial authority over such entity, by contract or otherwise.

         Section 12.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be considered one and the same Agreement.

DEVELOPMENT AGREEMENT
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                  [Remainder of page left blank intentionally]

DEVELOPMENT AGREEMENT
Page 27 of 26


         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date and year first written above.



APPLIED ANALYTICAL INDUSTRIES, INC.


By:      /s/ Frederick D. Sancilio
- ------------------------------------------
         Frederick D. Sancilio, Ph.D.
         President

Attest

By:      /s/ R. Forrest Waldon
- ------------------------------------------
         R. Forrest Waldon
         Secretary



AESGEN, INC.


BY:      /s/ Richard F. Brubaker
- ------------------------------------------
         Chief Executive Officer

Attest:


By:      /s/ R. Forrest Waldon
- ------------------------------------------
         R. Forrest Waldon
         Secretary